Consent of Independent Registered Public Accounting Firm

The board of directors
Statoil ASA

We consent to the incorporation by reference in the registration statement (No. 333 168426) on Form S-8 of Statoil ASA and the registration statement (No. 333-188327) on Form F-3 of Statoil ASA and Statoil Petroleum AS of our reports dated 10 March 2015, with respect to the consolidated balance sheets of Statoil ASA as of 31 December 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended 31 December 2014, and the effectiveness of internal control over financial reporting as of 31 December 2014, which reports appear in the 31 December 2014 annual report on Form 20-F of Statoil ASA. The audit report covering the 31 December 2014 financial statements refers to changes in the policy for the presentation of natural gas sales, and related expenditure, on behalf of the Norwegian state made by Statoil subsidiaries in their own name, as well as changes in the policy for the recognition of income tax positions for which payment has been made despite Statoil disputing the tax claim involved.

/s/ KPMG AS

Stavanger, Norway
19 March 2015